Exhibit 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Susan Neath - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(619) 849-6007
www.genaera.com	sneath@pnlifesciences.com

Phase 2a Multi-Dose Study Initiated by MedImmune in Patients with Asthma to Further Expand Anti-Interleukin-9 Program

Plymouth Meeting, Pa. - August 1, 2007 - Genaera Corporation (NASDAQ: GENR) today reported that development partner MedImmune, Inc. has initiated a multi-dose, Phase 2a clinical trial with its monoclonal antibody (MAb) targeting interleukin-9 (IL-9) in adults with mild, persistent asthma. The placebo-controlled, dose-escalation study is designed to evaluate the safety and tolerability of multiple doses of the antibody. This trial is the second Phase 2a study currently underway with the MAb, known as MEDI-528. Genaera and MedImmune entered into a collaborative licensing agreement for this program in 2001.

"This study begins another important step in evaluating the potential of the anti-IL-9 antibody as a new, long-term maintenance or controller therapy for symptomatic, persistent asthma," said Jack Armstrong, President and Chief Executive Officer of Genaera. "We are pleased that the anti-IL-9 antibody is progressing through MedImmune's respiratory inflammation pipeline and remain excited to be part of this partnership. Furthermore, we are optimistic that this study will add to the body of clinical and preclinical data supporting development of MEDI-528 as a potential therapy for this very serious and unfortunately all too common disease."

Two previous Phase 1 single-dose, dose-escalation studies have been conducted to evaluate the safety, tolerability and pharmacokinetics of the anti-IL-9 MAb in healthy volunteers. The antibody was well tolerated in both studies. MedImmune is also conducting an ongoing Phase 2a study, initiated in late 2006, to evaluate the efficacy of a single intravenous dose of MEDI-528 and its effect on disease mechanisms in adults with atopic asthma. Plans to initiate a third Phase 2a study to evaluate the ability of MEDI-528 to inhibit the biological activity of IL-9 in the bronchoalveolar lavage fluid of adult patients with atopic asthma are underway.

About IL-9

As mentioned above, IL-9 has been associated with symptoms of asthma. It is one of at least 29 naturally occurring interleukins in the human body. Overexpression of IL-9 in animal models has been shown to result in many features of asthma, including increased airway inflammation and hyperreactivity. Blocking the actions of IL-9 has been shown to reduce the airway inflammation and increased airway inflammation and increased airway hyperresponsiveness seen in animal models of asthma. MedImmune is conducting research to evaluate the potential to use MAbs targeting IL-9 to treat or prevent symptomatic, moderate-to-severe, persistent asthma.

About Asthma

Asthma is a chronic disease of the airways that may cause wheezing, breathlessness, chest tightness and coughing. According to the U.S. Centers for Disease Control and Prevention (CDC), more than 30 million Americans reported having a history of asthma in 2003. About 20 million said they currently had asthma. In 2000, the CDC reported that there were more than 10 million asthma-related outpatient visits to private physician offices and hospital clinics. The National Institutes of Health (NIH) have estimated asthma-related healthcare costs in the U.S. at $14 billion annually.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera's programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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